Exhibit 99.1

CONTACT:

Heather A. Rollo	Richard Land, Dave Jacoby
Chief Financial Officer	Jaffoni & Collins Incorporated
702/263-2583	212/835-8500 or pgic@jcir.com

PROGRESSIVE GAMING ANNOUNCES PRICING

OF PUBLIC OFFERING OF COMMON STOCK

LAS VEGAS – November 13, 2007 – Progressive Gaming International Corporation, (NASDAQ: PGIC) (the “Company”), announced today the pricing of its public offering of 20,000,000 shares of its common stock at a public offering price of $2.50 per share. All of the shares are being offered by the Company. The underwriters have a 30-day option to purchase up to an additional 3,000,000 shares of common stock to cover over-allotments, if any.

Roth Capital Partners, LLC and Sterne, Agee & Leach, Inc. are the underwriters in this offering.

A registration statement relating to these securities has become effective by order or rule of the Securities and Exchange Commission. Sales of shares pursuant to this offering may be made only by means of the final prospectus supplement and its accompanying prospectus, copies of which can be obtained from Roth Capital Partners, LLC by e-mail to rothecm@roth.com or by fax to (949) 720-7227 or by mail to Roth Capital Partners, LLC, 24 Corporate Plaza, Newport Beach, CA 92660, Attention: Syndicate Department. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

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